EXHIBIT - d
                         INVESTMENT ADVISORY CONTRACT


AGREEMENT, made by and between The NorthQuest Capital Fund, Inc., a New Jersey corporation, (hereinafter called "Fund") and Emerald Research Corporation, a New Jersey corporation (hereinafter called "Investment Adviser")


WITNESSETH: WHEREAS, Fund engages in the business of investing and reinvesting its assets and property in various stocks and securities and Investment Adviser engages in the business of providing investment advisory services.


1. The Fund hereby employs the Investment Adviser, for the period set forth in Paragraph 6 hereof, and on the terms set forth herein, to act as the Fund's transfer agent, dividend paying agent and render investment advisory services to the Fund. The Investment Adviser hereby accepts such employment and agrees, during such period, to render the services and assume the obli-gations herein set forth, for the compensation provided. The Investment Adviser shall, for all purposes herein, be deemed to be an independent con-tractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.


2. As a compensation for the services to be rendered to the Fund by the Invest-ment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser monthly a fee equal to one-twelfth of 1.00 percent per month (the equivalent of 1% per annum) of the daily average net assets of the Fund during the month. The first payment of fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect but may be waived by the Investment Adviser under special circumstances.


2a. The Investment Adviser will pay the start up expenses of the Fund and absorb sufficient expenses to hold the total expenses of the Fund to equal to or less than 2% per year of the averaged total net assets of the Fund. This agreement shall begin when the Fund's registration becomes effective and remain in effect in perpetuity. The Investment Adviser Fee Reimbursement can only be terminated by the Fund and the Fund will not reimburse the Adviser for start up expenses.


3. It is expressly understood and agreed that the services to be rendered by the Investment Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.


4. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the Investment Adviser as directors, officers, employees, agents and shareholders, and that directors, officers, employees, agents and shareholders of the Investment Adviser may be interested in the Fund, as directors, officers, employees, agents and shareholders or otherwise, and that the Investment Adviser, itself, may be interested in the Fund as a shareholder or otherwise, specifically, it is understood and agreed that directors, officers, employees, agents and share-holders of the Investment Adviser may continue as directors, officers, em-ployees, agents and shareholders of the Fund; that the Investment Adviser, its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, may render underwriting services to the Fund, or to any other investment compa-ny, corporation, association, form or individual. The Fund shall bear ex-penses and salaries necessary and incidental to the conduct of its business, including but not in limitation of the foregoing, the costs incurred in the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock (including issu-ance & redemption of shares); reports and notices to shareholders; expenses of annual stockholders meetings; miscellaneous office expenses; brokerage commissions; taxes; and custodian, legal, accounting and registration fees. Employees, officers and agents of the Investment Adviser who are, or may in the future be, directors and/or senior officers of the Fund shall receive no remuneration from the Fund or acting in such capacities for the Fund. In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund & Investment Adviser may share com-mon facilities and personnel common to each, with appropriate proration of expenses.


4A. The Fund's Investment Adviser, ERC, acts as the Fund's transfer agent which records all Fund share purchases and redemptions on Fund premises. There are no employee charges for these services, but the Fund is charged for sup-plies and postage. Stock certificates will not be issued because of the chance of loss and accompanying costs of reissue indemnification. All share-holder holdings are maintained in book form. The Fund has computer hardware and software, which are provided and managed by ERC, to run the Fund's daily operations.


5. Investment Adviser shall give the Fund the benefit of its best judgment and efforts in rendering these services, and Fund agrees as an inducement to the undertaking of these services that Investment Adviser shall not be liable hereunder for any mistake of judgment or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, Investment Adviser against any liability to Fund or to its security holders to which Investment Adviser would otherwise be subject by reason of willful misfeas-ance, bad faith or gross negligence in the performance of duties hereunder, or by reason of reckless disregard of obligations and duties hereunder.


6. This agreement shall become effective August 10, 2003 and continue in ef-fect until Aug. 10, 2004 and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Directors cast in person at a meeting called for the purpose of voting on such approval, including votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party. This agreement may be terminated at any time upon 60 days prior written notice, without payment of any penalty, by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. The contract will automati-cally terminate in the event of its assignment by the Investment Adviser (within the meaning of the Investment Company Act of 1940), which shall be deemed to include transfer of control of the Investment Adviser. Upon ter-mination of this agreement, the obligations of all parties hereunder shall cease and terminate as of the date of such termination, except for any obli-gation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay to the Invest-ment Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.
                                      - 2 -

7. This Agreement shall not be assigned by the Fund without prior written con-sent thereto of the Investment Adviser. The Agreement shall terminate au-tomatically in the event of its assignment by the Investment Adviser unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commission.



    IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presence to be signed by their duly authorized officers this 10th day of August, 2003.








       The NorthQuest Capital Fund, Inc.        By: /s/ Peter J. Lencki, Pres.
                                                    --------------------------
                                                    Peter J. Lencki, President
       Attest: /s/ Robert S. Keesser
               ---------------------
               Robert S. Keesser

       Emerald Research Corporation             By: /s/ Peter J. Lencki, Pres.
                                                    --------------------------
                                                    Peter J. Lencki, President
       Attest: /s/ Robert S. Keesser
               ---------------------
               Robert S. Keesser


























                                      - 3 -